Filed Pursuant to Rule 433

Dated March 19, 2024

Registration Statement Nos. 333-263539, 333-263539-01, 333-263539-02

Relating to Preliminary Prospectus Supplement dated March 19, 2024 and Prospectus dated March 14, 2022

CNH INDUSTRIAL CAPITAL LLC

$600,000,000 5.100% NOTES DUE 2029

Issuer:	CNH Industrial Capital LLC
Guarantors:	CNH Industrial Capital America LLC and New Holland Credit Company, LLC
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB+ / BBB+
Form:	SEC Registered
Principal Amount:	$600,000,000
Trade Date:	March 19, 2024
Settlement Date:	March 21, 2024 (T+2)
Maturity Date:	April 20, 2029
Interest Payment Dates:	April 20 and October 20, commencing October 20, 2024
Coupon:	5.100% per annum
Price to Public:	99.157% of the principal amount, plus accrued interest from March 21, 2024 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$591,342,000
Benchmark Treasury:	UST 4.250% due February 28, 2029
Spread to Benchmark Treasury:	+98 basis points
Benchmark Treasury Price and Yield:	99-23+; 4.310%
Yield to Maturity:	5.290%
Optional Redemption:	Make-whole call prior to March 20, 2029 based on U.S. Treasury +0.15% (15 basis points) or at par on or after March 20, 2029
Change of Control:	101%
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	12592B AS3 / US12592BAS34
Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Rabo Securities USA, Inc.

Wells Fargo Securities, LLC

 _____________________

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting BofA Securities, Inc.’s toll-free number at 1-800-294-1322; Citigroup Global Markets Inc.’s toll-free number at 1-800-831-9146; Deutsche Bank Securities Inc.’s toll-free number at 1-800-503-4611; or MUFG Securities Americas Inc.’s toll-free number at 1-877-649-6848.